EXHIBIT 10.5

AMENDATORY AGREEMENT

AMENDATORY AGREEMENT, dated June 5, 2006, between NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation (“NPB”), NATIONAL PENN BANK, a national banking association (“Bank”), and GARRY D. KOCH (“Executive”).

BACKGROUND

1. NPB, Bank and Executive entered into a certain Executive Agreement dated September  24, 1997, as amended by an Amendatory Agreement dated August 26, 1998 (as amended,  the “Agreement”).

2. NPB, Bank and Executive desire to amend the Agreement as hereinafter set forth.

AGREEMENT

Now, therefore, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, Bank and Executive agree as follows to amend the Agreement as follows:

1. Amendment. The language of Section 3(b) is deleted in its entirety and replaced with  the following:

“(b) In the event that the amounts and benefits payable under Subsection 3.a. of this Agreement, when added to other amounts and benefits which may become payable to the Executive by NPB, Bank or their successors and any affiliated company, are such that he becomes subject to the excise tax provisions of Code Section 4999, NPB, Bank or their successors shall pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, relevant state and relevant local tax rates. All calculations required to be made under this subsection shall be made by independent public accountants retained by NPB, Bank or their successors, subject to the right of Executive's representative to review the same. All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by NPB, Bank or their successors' accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.”

2. Amendment. Section 13 is hereby added to read as follows:

“13. Interpretation of Provisions. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.”

“Notwithstanding anything herein to the contrary, the provisions of this Agreement are subject to the conditions and provisions of Section 885 of the American Jobs Creation Act of 2004 and Code Section 409A implemented thereby. To the extent any provision hereof would violate the provisions of such laws, thereby potentially resulting in adverse tax consequences to the Executive, the parties agree to negotiate, in good faith and to the extent possible, to ameliorate or eliminate such potential adverse tax consequences to the Executive. In connection therewith, in the event the provision of payments or benefits is accelerated, the parties acknowledge and agree that NPB, Bank or their successors may take into account reasonable present value concepts in making any payments or providing accelerated benefits hereunder.”

3. Ratification. As amended hereby, the Agreement is hereby ratified, confirmed and  approved.

4. Governing Law. This Amendatory Agreement shall be governed by and construed in  accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Amendatory Agreement on the date first above written.

NATIONAL PENN BANCSHARES, INC.		NATIONAL PENN BANK

By:	/s/ Wayne R. Weidner	By:	/s/ Wayne R. Weidner
Name:	Wayne R. Weidner	Name:	Wayne R. Weidner
Title:	Chairman and Chief Executive Officer	Title:	Chairman

Witness:	/s/ Glenn E. Moyer		/s/ Garry D. Koch
	Glenn E. Moyer		Garry D. Koch